UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2007

CYCLACEL PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50626	91-1707622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connell Drive, Suite 1500
Berkeley Heights, NJ 07922
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (908) 517-7331

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

This Current Report on Form 8-K is being filed in connection with the Company’s universal shelf Registration Statement on Form S-3 and its anticipated effectiveness. The management’s discussion and analysis of results of operations and financial condition disclosed below is being provided in order to better provide an understanding of the historical financial statements of the Company filed in connection with its acquisition of Xcyte completed in March 2006. The management’s discussion and analysis is for the nine months ended December 31, 2003 and the years ended December 31, 2004 and 2005 and is written as of March 27, 2006, the date the audit report of these financial statements was issued and includes any updates to the disclosed information that have occurred since such date.

Also set out below is selected financial data of the Company for the years ended March 31, 2001, 2002 and 2003, the nine months ended December 31, 2003 and the years ended December 31, 2004 and 2005 together with the period from August 13, 1996 (inception) to December 31, 2005.

Selected Historical Financial Data of Cyclacel
(In thousands, except per share amounts)

The selected financial data as of December 31, 2004 and 2005 and for the nine months ended December 31, 2003, the years ended December 31, 2004 and 2005 and the period from August 13, 1996 (inception) to December 31, 2005 are derived from Cyclacel’s U.S. GAAP financial statements included on our Current Report on Form 8-K on March 30, 2006 and as amended on June 9, 2006 and incorporated by reference herein. The selected financial data as of March 31, 2001, 2002 and 2003 and December 31, 2003 and for the years ended March 31, 2001, 2002 and 2003, are derived from Cyclacel’s U.S. GAAP financial statements. All these financial statements have been audited by Ernst & Young LLP, Independent Registered Public Accounting Firm. The financial data should be read in conjunction with ‘‘Cyclacel Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ included herein and Cyclacel’s financial statements and related notes filed on our Current Report on Form 8-K on March 30, 2006 and as amended on June 9, 2006. Investors should read the whole of this document and not just rely on the selected financial data in this section. The historical results are not necessarily indicative of results to be expected in any future period.

	Years Ended March 31,			Nine Months Ended December 31,	Year Ended December 31,		Period From August 13, 1996 (Inception) to December 31
	2001	2002	2003	2003	2004	2005	2005
Statements of Operations Data:
Collaboration and research and development revenue	$—	$1,155	$1,250	$8	$102	$245	$2,759
Grant revenue	170	55	941	504	823	111	3,321
	170	1,210	2,191	512	925	356	6,080
Operating expenses
Research and development	(8,326)	(13,729)	(20,091)	(13,258)	(20,332)	(15,841)	(100,770)
General and administrative	(2,277)	(3,358)	(2,597)	(2,142)	(3,554)	(5,290)	(23,634)
Total operating expenses	(10,603)	(17,087)	(22,688)	(15,400)	(23,886)	(21,131)	(124,404)
Operating loss	(10,433)	(15,877)	(20,497)	(14,888)	(22,961)	(20,775)	(118,324)
Costs in association with aborted 2004 IPO	—	—	—	—	(3,550)	—	(3,550)
Interest and other income (expense)	(5)	1,024	558	(1,575)	1,313	827	2,617
Loss before taxes	(10,438)	(14,853)	(19,939)	(16,463)	(25,198)	(19,948)	(119,257)
Income tax benefit	—	—	4,397	1,486	2,456	1,900	10,239
Net loss	(10,438)	(14,853)	(15,542)	(14,977)	(22,742)	(18,048)	(109,018)
Dividends on preferred shares	—	(3,289)	(4,654)	(4,425)	(11,053)	(11,876)	(35,296)
Net loss applicable to ordinary shareholders	$(10,438)	$(18,142)	$(20,196)	$(19,402)	$(33,795)	$(29,924)	$(144,314)
Net loss per share – basic and diluted	$(1.67)	$(2.83)	$(3.14)	$(2.25)	$(1.72)	$(1.51)	$(16.45)
Weighted average ordinary shares outstanding	6,265,760	6,399,539	6,433,996	8,623,516	19,608,365	19,837,045	8,773,083

	As of March 31,			As of December 31,
	2001	2002	2003	2003	2004	2005
Balance Sheet Data:
Cash and cash equivalents	$1,070	$21,770	$16,558	$4,335	$7,766	$3,117
Short-term investments	4,703	10,697	1,575	29,345	15,152	10,690
Working capital	4,106	31,096	17,948	34,383	20,909	2,152
Total assets	9,305	39,005	26,881	42,800	31,176	19,071
Long-term debt, net of current portion	(9,217)	(1,094)	(184)	(495)	(368)	(78)
Preferred ordinary ‘‘C’’ shares	—	(48,766)	(53,851)	—	—	—
Total shareholders’ equity (deficit)	(2,590)	(15,076)	(32,147)	37,648	23,953	4,119

CYCLACEL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Cyclacel’s financial statements and related notes filed on Form 8-K on March 30, 2006 and as amended on June 9, 2006. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Cyclacel’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of previously identified risk factors.

Overview

This summary highlights key information contained elsewhere in the Company’s filings with the Securities and Exchange Commission. It may not contain all of the information that is important to you. You should read the entire document carefully together with our other publicly filed documents.

Cyclacel is a development-stage biopharmaceutical company dedicated to the discovery, development and eventual commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. Cyclacel’s core area of expertise is in cell cycle biology, or the processes by which cells divide and multiply. Cyclacel focuses primarily on the discovery and development of orally available anticancer agents that target the cell cycle with the aim of slowing the progression or shrinking the size of tumors, and enhancing quality of life and improving survival rates of cancer patients. Cyclacel has been focused on the cell cycle since its inception. Cyclacel was founded in 1996 by Professor Sir David Lane, a recognized leader in the field of tumor suppressor biology who discovered the p53 protein, which operates as one of the body’s own anticancer ‘‘drugs’’ by inhibiting cell cycle targets. In 1999, Cyclacel was joined by Professor David Glover, a recognized leader in the mechanism of mitosis or cell division who discovered, among other cell cycle targets, the mitotic kinases, Polo and Aurora, enzymes that act in the mitosis phase of the cell cycle. Cyclacel’s expertise in cell cycle biology is at the center of its business strategy.

At March 27, 2006, Cyclacel was advancing three of its anti-cancer drug candidates, seliciclib, sapacitabine and CYC116 through in-house research and development efforts. Cyclacel’s lead drug candidate, seliciclib, is a novel, orally available CDK inhibitor has completed recruitment in four open label Phase II trials conducted in Europe. Cyclacel expects to report final data in these trials in 2007. Seliciclib is currently in a Multi Center Phase IIb randomized clinical trial in the United States as stand alone therapy in patients with non-small cell lung cancer. Cyclacel’s second most advanced drug candidate, sapacitabine, had completed Phase I studies evaluating patients in refractory solid tumors and lymphomas. Sapacitabine is currently in Phase I studies for certain leukemias. Cyclacel is also developing CYC116, an Aurora kinase and VEGFR2 inhibitor, for the treatment of cancer, of which it filed an IND with the FDA in December 2006. Cyclacel has worldwide rights to commercialize seliciclib, sapacitabine and CYC116 and its business strategy is to enter into selective partnership arrangements with these programs. Cyclacel has further novel drug series.

Cyclacel has incurred net losses since inception as it has devoted substantially all of its resources to research and development, including clinical trials. As of December 31, 2005, Cyclacel’s accumulated deficit was approximately $109.0 million. Cyclacel expects to incur substantial and continued losses for the next several years as it:

•	continues to develop seliciclib, sapacitabine, CYC116 and other of its drug candidates currently in development;

•	applies for regulatory approvals;

•	commercializes its drug candidates, if any, that receive regulatory approval;

•	continues to expand its research and development program, biomarker program and further develop its proprietary drug discovery technologies;

•	acquires or in-licenses products, technologies or businesses that are complementary to its own;

•	establishes sales and marketing capabilities; and

•	incurs general and administrative expenses.

To date, Cyclacel has not generated any product revenue, and has financed its operations and internal growth primarily through private placements of equity securities, licensing revenue, interest on investments, government grants and research and development tax credits. Cyclacel has received proceeds from the issuances of equity interests of $103.5 million since its inception in August 1996, including $8.6 million in the year ended December 31, 2004, and $28.2 million in the nine months ended December 31, 2003. Cyclacel has also received $3.3 million from government grants and $10.2 million from research and development tax credits since its inception. Cyclacel expected to receive a United Kingdom research and development tax credit of $1.9 million for the year ended December 31, 2005 and this was subsequently received. Since its inception, Cyclacel has generated significant losses. Cyclacel expects its net losses to increase primarily related to its clinical trial activities.

On December 15, 2005 Cyclacel Group plc and Xcyte Therapies, Inc. (‘‘Xcyte’’) entered into a stock purchase agreement (the ‘‘Stock Purchase Agreement’’) whereby the entire share capital of Cyclacel would be acquired by Xcyte for which Cyclacel Group plc would receive newly issued common stock of Xcyte. Subject to satisfaction of certain closing conditions, including the approval of the shareholders of Cyclacel Group plc and Xcyte, the transaction closed on March 27, 2006 and Cyclacel became a wholly-owned subsidiary of Xcyte.

Prior to consummation of the Stock Purchase Agreement Cyclacel management believed that Cyclacel’s available cash and cash equivalents and short-term investments would have provided sufficient funds to enable it to meet its ongoing working capital requirements at least through August 31, 2006. If Cyclacel was unable to raise further funds prior to that date, it may have been required to delay, reduce the scope of, or eliminate one or more of its development programs or obtain funds through collaborative arrangements with others which may have required Cyclacel to relinquish rights to certain of its product candidates, or products that it would otherwise seek to develop or commercialize itself. Cyclacel’s ability to continue as a going concern beyond August 2006 was dependent on its ability to access further cash resources through the successful conclusion of one of the following scenarios:

•	The consummation of the Stock Purchase Agreement with Xcyte which would give Cyclacel access to Xcyte’s cash resources and would enhance Cyclacel’s ability to conclude further partnering arrangements with pharmaceutical and/or biotechnology companies; or

•	If the Stock Purchase by Xcyte did not complete, Cyclacel would have been dependent on the ability of its parent company, Cyclacel Group plc, to raise sufficient funds to fund the operations of the group for the foreseeable future. Cyclacel Group plc would have sought to raise such funds through a further private or public funding round or in undertaking a cash generative corporate transaction. In addition, Cyclacel would have had to undertake to raise further funds through revenue deals with commercial partners in the form of collaboration or services agreements.

However, as the transaction with Xcyte was completed and subsequently Cyclacel has raised $45.3 million through the private sale of equity, Cyclacel believes that it has sufficient funding to meet its ongoing working capital requirements.

There is a risk that any drug discovery and development program may not produce revenue. Moreover, because of uncertainties inherent in the conduct and regulation of drug discovery and development, Cyclacel may not be able to successfully develop and commercialize any of its drug candidates.

The successful development of Cyclacel’s drug candidates is highly uncertain. Cyclacel cannot estimate with certainty or know the exact nature, timing and estimated costs of the efforts necessary to complete the development of its drug candidates or the date of completion of these development efforts. Cyclacel cannot estimate with certainty any of the foregoing due to the numerous risks and uncertainties associated with developing its drug candidates, including:

•	the uncertainty of the timing of completion of patient recruitment and enrollment in future Phase III clinical trials;

•	the possibility of delays in the collection and analysis of clinical trial data;

•	the uncertainty of clinical trial results;

•	extensive governmental regulation in the United States, the European Union and elsewhere for approval of new therapies; and

•	the uncertainty related to commercial scale manufacturing of its drug candidates.

If Cyclacel fails to complete the development of its drug candidates in a timely manner, it could have a material adverse effect on Cyclacel’s operations, financial position and liquidity. In addition, any failure by Cyclacel to obtain, or any delay in obtaining, regulatory approvals could have a material adverse effect on its results of operations.

Cyclacel intends to pursue selective strategic alliances, primarily when its drug candidates enter into Phase IIb clinical trials, to enable it to maintain and increase its current financial and operational capacity. These collaborations may include joint marketing or promotion arrangements of its products or the granting of exclusive marketing rights to its collaborators in exchange for up-front fees, milestone payments and royalties on future sales, if any. In addition, in the future Cyclacel intends to build its sales force in order to market one or more of its drug candidates on its own or with a co-promotion partner.

Cyclacel’s fiscal year end since inception was March 31. Beginning December 31, 2003, Cyclacel changed its fiscal year end to December 31.

Research and Development

The clinical development, manufacturing, selling and marketing of new drugs are subject to extensive regulation by the FDA and other regulatory authorities in the United States, the European Union and elsewhere. These regulations vary from country to country, but as a general matter require the premarket demonstration of safety and efficacy for specific indications of use, post-marketing surveillance for product safety, and compliance with manufacturing and promotional standards. Obtaining premarket approval is expensive and is a complex, lengthy and uncertain process. During the development process, subsequent investigations may fail to support or substantiate the findings of earlier trials, including lack of efficacy or safety, thereby delaying, limiting or even preventing regulatory approval.

Cyclacel is currently conducting a randomized Phase IIb study in patients with advanced non-small cell lung cancer comparing seliciclib given as a single agent to best supportive care. If results from this study were favorable, Cyclacel would consider progressing to a Phase III trial (subject to, among other things, the cost of such a study). Cyclacel expects that it will take several years before it can commercialize seliciclib, if at all. Accordingly, Cyclacel cannot reasonably estimate when and to what extent seliciclib will generate revenues or material net cash flows, which may vary widely depending on numerous factors, including the effectiveness and safety profile of the drug, market acceptance, and then-prevailing reimbursement policies, competition and other market conditions. Cyclacel currently funds all research and development costs associated with seliciclib. Cyclacel generally expects to determine whether and to what extent it will seek partnering arrangements after developing its compounds through the Phase II proof of efficacy stage. If Cyclacel were to enter into a partnering arrangement, its expenditures relating to research and development of seliciclib might decrease significantly.

Cyclacel is currently conducting a Phase I clinical trial for sapacitabine. The clinical trial program for sapacitabine may proceed for several years, and Cyclacel will not be in a position to generate any revenues or material net cash flows from the drug candidate unless and until the program is successfully completed, regulatory approval is achieved and a drug is commercialized. Sapacitabine is at an early a stage of development and it is therefore difficult for Cyclacel to predict when this may occur, if at all. If Cyclacel were to enter into a partnering arrangement in relation to sapacitabine, its net expenditures relating to research and development of this drug candidate might decrease significantly.

Cyclacel expects to commence clinical development of its next drug candidate, CYC116, for the treatment of cancer in 2007. Cyclacel has further programs in cancer at earlier stages. As with its other drug candidates, these programs are at too early a stage of development for Cyclacel to predict if and when it will be in a position to generate any revenues or material net cash flows from drug candidates, if at all. Cyclacel currently funds all research and development costs associated with its preclinical and research programs. Cyclacel anticipates that its expenditures relating to research and development of its preclinical and research programs will increase significantly as it advances drug candidates into clinical development.

Since Cyclacel became operational, it has focused on drug discovery and development programs, with particular emphasis on orally available anticancer agents. Research and development expenses, before the cost of amortizing employee stock-based compensation, represented 84.7%, 83.9% and 76.4% of Cyclacel’s total operating expenses for the nine months ended December 31, 2003 and the years ended December 31, 2004 and 2005, respectively. Research and development expenses primarily include:

•	compensation of personnel associated with research activities, including consultants and contract research;

•	screening and identification of drug candidates;

•	supplies and materials;

•	preclinical studies, including toxicology studies;

•	clinical trials, including consultants and clinical research organizations;

•	continued advancement of Cyclacel’s biomarker program and its technology platforms, including Polgen;

•	facilities costs; and

•	depreciation of equipment.

The following table provides information with respect to Cyclacel’s research and development expenditures:

	Year ended March 31, 2003	Nine months ended December 31, 2003	Year ended December 31, 2004	Year ended December 31, 2005	Period from August 13, 1996 (inception) to December 31, 2005
	(in thousands)
Seliciclib	$6,877	$3,611	$6,626	$4,777	$30,250
Sapacitabine	—	551	2,069	2,236	4,856
CYC116	469	854	2,321	5,397	9,041
Second Generation CDK Inhibitors Research Program	4,597	2,683	2,810	756	15,296
Other Current Research Programs	5,276	3,122	3,382	731	19,343
Research Programs (Discontinued)	—	—	—	—	1,995
Other Costs Related to Research and Development Management and Exploratory Research	2,269	1,753	2,527	1,337	14,418
Non-Program-Specific Indirect Costs	603	684	597	607	5,571
Total Research and Development Expenses	$20,091	$13,258	$20,332	$15,841	$100,770

Amounts attributed to projects and programs include both direct and indirect costs such as allocated overhead and costs of facilities.

Cyclacel does not believe that the historical costs associated with its lead drug candidates, seliciclib and sapacitabine, are indicative of the future costs associated with these drug candidates,

which are currently in Phase IIb and Phase Ib clinical trials, respectively. Future development of these drug candidates would necessarily involve more extensive clinical trials than have been conducted to date, and ultimately efforts to market and commercialize these drug candidates, involving substantial additional costs relative to Cyclacel’s historical levels of expenditure on these drug candidates. In addition, Cyclacel does not believe that historical costs associated with one drug candidate would be indicative of future costs for any other candidate in the same stage of development due to a number of factors, including the costs of manufacturing the drug candidate, the numbers of patients required to be enrolled in clinical trials in order to obtain relevant results and different development approaches and trial protocols that may be required depending upon the nature of any given drug candidate and the specific indications for which it is being developed.

Clinical development timelines and associated costs vary widely depending on how Cyclacel chooses to allocate its expenditures among its research and drug discovery programs. Cyclacel is currently focused on advancing seliciclib, sapacitabine and CYC116 drug candidates for cancer. Cyclacel anticipates, however, that it will make ongoing decisions on the continued development and funding of existing and future research and development projects in response to the scientific and clinical success of each drug candidate and technology, as well as an ongoing assessment of market potential.

Cyclacel cannot easily predict the costs it will incur in connection with obtaining regulatory approvals for its drug candidates. Completion dates and completion costs are difficult to estimate, varying widely for each of its drug candidates and technologies. Acquiring regulatory approvals requires significant expenditure. To the extent that Cyclacel fails to obtain regulatory approvals in a timely manner, its research and development costs may increase.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and other related costs for employees in executive and operational functions. Other significant costs include costs related to accounting and legal services, particularly legal services associated with Cyclacel’s intellectual property, as well as facilities costs not otherwise included in research and development expenses.

Stock-based Compensation

Prior to the Xcyte transaction which was completed on March 27, 2006, Cyclacel granted a number of share options under Cyclacel’s Employees’ Share Option Scheme and Share Option Plan. Cyclacel records deferred share-based compensation as a component of shareholder’s (deficit)/equity. Deferred stock-based compensation for options granted to employees is the difference between the fair value of ordinary shares on the date such options were granted and their exercise price.

Cyclacel operated a number of share option plans, which provided the opportunity to all eligible individuals to participate in the potential growth and success of Cyclacel. In May 1997, Cyclacel adopted the Cyclacel Limited Share Option Plan (‘‘1997 Plan’’), which was approved by a shareholders’ resolution in May 1997. Under this plan, any person who was a director or employee of Cyclacel was eligible to be granted options to purchase ordinary shares in Cyclacel. In general, options granted under the 1997 Plan were not exercisable before the third anniversary of the date of grant and could not have been exercised later than the tenth anniversary of the date of grant. In February 2001, Cyclacel adopted the Cyclacel Limited 2000 Employees’ Share Option Scheme under the Enterprise Management Incentive Scheme (‘‘2000 Plan’’), which was approved by shareholders’ resolution in December 2000. Under this plan any person who was a director (other than a non executive director) or employee of Cyclacel was eligible to be granted options to purchase shares in Cyclacel.

Options granted under the 2000 Plan could not have been exercised more than ten years after the date of grant and, to the extent not exercised by that time, the option lapsed immediately. Options generally vested and became fully exercisable over a three year period. Shares could have been issued upon exercise of options under the terms of these employee share option plans up to a maximum of 12.5% of the issued share capital immediately following the closure of the series ‘‘D’’ funding round in November 2003.

On April 23, 2004, new options over 1,782,770 ordinary shares were granted under the above plans to employees at an exercise price of $2.66 (£1.50) per share, of which 415,508 would only be exercisable upon the achievement of certain corporate performance criteria. Subsequent to the issuance of the 415,508 options, Cyclacel concluded that the corporate performance criteria were inappropriate and these criteria were waived. Prior to the grant of 1,782,770 options, 598,692 existing options, with higher exercise prices, were surrendered by these employees. The new options became exercisable in equal tranches on the first, second and third anniversaries of the date of grant, the earliest option exercise date was April 23, 2005 and the expiration date April 23, 2014. The reasons for this event were that the surrendered options, many of which had already vested, had an exercise price significantly in excess of the current fair value of an ordinary share. Therefore the issue of these new options was undertaken to retain existing employees and enable them to share in Cyclacel’s future success.

The 598,692 options that were replaced and the 415,508 options that were only exercisable upon the achievement of certain corporate performance criteria were accounted for in accordance with the guidance on the modification of stock-based compensation plans. This resulted in a stock based compensation charge being accrued by Cyclacel over the period from April 23, 2004 to June 30, 2004.

As a consequence of the reorganization which occurred on June 30, 2004, the 1997 and 2000 share option plan rules were amended to provide that the options granted under the plans were, with effect from the reorganization, deemed to be exercisable over the ordinary shares in Cyclacel Group plc and not Cyclacel.

No further options were granted under the 1997 Plan or the 2000 Plan. Up to June 30, 2004, these awards were accounted for by Cyclacel in accordance with the provisions for variable compensatory plans as set out in Accounting Principles Board Option No. 25, ‘‘Accounting for Stock Issued to Employees’’ (‘‘APB 25’’). From July 1, 2004, these awards have been accounted for by Cyclacel Group plc in accordance with the provisions for variable compensatory plans as set out in APB 25. As the options are related to individuals employed by Cyclacel, the stock-based compensation charge related to these options has been allocated to Cyclacel from Cyclacel Group plc.

On July 1, 2004, Cyclacel Group plc adopted a new option plan, (the Cyclacel Group plc Discretionary Share Option Plan), a new SAYE plan, (the Cyclacel Group plc Restricted Share and Co Investment Plan) and a new restricted share and co investment plan, (the Cyclacel Group plc Restricted Share and Co Investment Plan). Cyclacel refers to these plans collectively as the ‘‘New Share Plans.’’ The New Share Plans replace the 1997 Plan and the 2000 Plan. One Cyclacel employee has received grants of options under the New Share Plans. The stock-based compensation charge related to these options has been allocated to Cyclacel from Cyclacel Group plc.

Cyclacel recorded amortization of deferred stock-based compensation for options granted to employees of $217,000, $279,000, and $(334,000) for the nine months ended December 31, 2003 and the years ended December 31, 2004 and 2005, respectively. Cyclacel has recorded $2,554,000 of deferred share-based compensation for the period from inception through December 31, 2005, of which $1,862,000 has been allocated to Cyclacel from Cyclacel Group plc and charged through the intercompany account.

On March 16, 2006, Xcyte stockholders approved the adoption of the 2006 Stock Option and Equity Award Plan (‘‘2006 Plan’’), under which Cyclacel, following the completion of the transaction with Xcyte on 27 March 2006, was able to make equity incentive grants to its officers, employees, directors and consultants. There were 1,615,795 shares of Cyclacel common stock reserved for issue under the 2006 Plan and as of the date of this report, a total of 1,312,341 options have been granted of which none have been exercised.

Interest and Other Income and Expense

Interest and other income and expense consist primarily of interest earned on cash, cash equivalents and short-term investments, net of interest expense and amortization of issuance costs of the preferred ‘‘C’’ shares.

Research and Development Tax Credits

Cyclacel has elected to take advantage of U.K. corporation tax legislation, which allows companies to apply to convert tax losses into research and development tax credits, which are then repaid in cash to the applicant. Cyclacel has received $10.2 million of research and development tax credits in respect of the period April 1, 2002 to December 31, 2005. Cyclacel expected to receive a research and development tax credit of $1.9 million for the year ended December 31, 2005 and this was subsequently received.

Results of Operations

Comparison of years ended December 31, 2005 and December 31, 2004

Revenues

Revenues decreased $0.5 million, from $0.9 million for the year ended December, 2004 to $0.4 million for the year ended December 31, 2005. This decrease was primarily attributable to the completion of program work on which government grants were received.

Research and Development Expenses

Research and development expenses decreased $4.5 million from $20.3 million for the year ended December 31, 2004 to $15.8 million for the year ended December 31, 2005. This decrease was primarily a reflection of reduced costs on the completion of recruitment in Cyclacel’s seliciclib Phase IIa clinical trials and a deliberate strategy to reduce expenses and focus resources on oncology development programs. Of the $20.3 million of expenses in the year ended December 31, 2004, Cyclacel incurred $6.6 million, $2.1million, $2.3 million and $9.3 million in respect of drug candidate seliciclib, drug candidate sapacitabine, Aurora kinase program and research activities, respectively. Of the $15.8 million of expenses in the year ended December 31, 2005, Cyclacel incurred $4.8 million, $2.2 million, $5.4 million and $3.4 million in respect of drug candidate seliciclib, drug candidate sapacitabine, Aurora kinase program and research activities, respectively. Cyclacel’s stock-based compensation expense decreased from $0.3 million in the year ended December 31, 2004 to a credit of $0.3 million in the year ended December 31, 2005. This decrease was related to the recharge of stock based compensation to Cyclacel Group plc.

General and Administrative Expenses

General and administrative expenses increased $1.7 million from $3.6 million for the year ended December 31, 2004 to $5.3 million for the year ended December 31, 2005. This increase was primarily due to increased intellectual property maintenance fees and other related costs of $0.5 million and costs related to financing activities of $0.9 million. Cyclacel’s stock-based compensation expense decreased from a credit of $12,000 for the year ended December 31, 2004 to a credit of $39,000 in the year ended December 31, 2005. This decrease was related to the recharge of stock-based compensation to Cyclacel Group plc.

In the year ended December 31, 2004, Cyclacel incurred expenditure of $3.6 million related to activities associated with the aborted initial public offering in 2004.

Interest and Other Income and Expense

Interest and other income and expense decreased $0.5 million, from $1.3 million for the year ended December 31, 2004 to $0.8 million for the year ended December 31, 2005. This decrease was primarily attributable to lower average balances of cash, cash equivalents and investments in 2005.

Research and Development Tax Credits

Research and development tax credits decreased $0.6 million from $2.5 million for the year ended December 31, 2004 to $1.9 million for the year ended December 31, 2005. This decrease was a reflection of the lower research and development expenditure in the year ended December 31, 2005.

Comparison of the year ended December 31, 2004 and nine months ended December 31, 2003

Revenues

Revenues increased $0.4 million from $0.5 million for the nine month period ended December 31, 2003 to $0.9 million for the year ended December 31, 2004. Collaboration revenue increased from $Nil in 2003 to $0.1 million in 2004 due to the collaboration with Corgentech, Inc. in 2004. Grant revenue from various government grant awards increased from $0.5 million in 2003 to $0.8 million in 2004 as Cyclacel continued to receive grant awards for projects initiated in 2003 and received $0.3 million on a new project commenced in 2004.

Research and Development Expenses

Research and development expenses increased $7.0 million from $13.3 million for the nine month period ended December 31, 2003 to $20.3 million for the year ended December 31, 2004. This rate of expenditure on our research and development programs has increased in 2004 compared to 2003 as Cyclacel has progressed its lead drug candidate, seliciclib, through Phase IIa, commenced Phase I clinical trials with sapacitabine having entered into collaboration with Sankyo in 2003, and increased its expenditure on the Aurora kinase (CYC116) program. Of the $13.3 million of expenses in the nine month period ended December 31, 2003, Cyclacel incurred $3.6 million, $0.6 million, $0.9 million, and $8.2 million in respect of drug candidate seliciclib, drug candidate sapacitabine, Aurora kinase (CYC116) program and research activities, respectively. Of the $20.3 million of expenses in the year ended December 31, 2004, Cyclacel incurred $6.6 million, $2.1 million, $2.3 million and $9.3 million in respect of drug candidate seliciclib, drug candidate sapacitabine, Aurora kinase program (CYC116) and research activities, respectively. Cyclacel’s stock-based compensation expense increased from an expense of $0.2 million in the nine-months ended December 31, 2003 to an expense of $0.3 million in the year ended December 31, 2004.

General and Administrative Expenses

General and administrative expenses increased $1.5 million from $2.1 million for the nine month period ended December 31, 2003 to $3.6 million for the year ended December 31, 2003. The increase in 2004 compared to 2003 was primarily due to an expansion of Cyclacel’s patent portfolio with the related costs of maintaining its intellectual property increased by $1.0 million, increased facility costs of $0.1 million and a $0.2 million increase in salary expense. Stock-based compensation expense was $Nil million in the nine months ended December 31, 2003 and the year ended December 31, 2004.

For the year ended December 31, 2004, Cyclacel incurred expenditure of $3.6 million related to activities associated with the aborted initial public offering in 2004.

Interest and other income and expense

Interest and other income and expense increased $2.9 million from a net expense of $1.6 million for the nine month period ended December 31, 2003 to a net income of $1.3 million for the year ended December 31, 2004. Interest income increased $1.0 million from 2003 to 2004 due to higher average balances of cash, cash equivalents and investments in 2004 following the series ‘‘D’’ financing which closed in January 2004 raising $36.9 million. Other expense decreased from $2.0 million in 2003 to $0.1 million. This decrease was due to the writing off of issuance costs of the preferred ‘‘C’’ shares of $1.9 million in 2003 with no charge in 2004 as all preferred ‘‘C’’ shares were canceled in 2003 as part of the series ‘‘D’’ financing.

Research and development tax credits

Research and development tax credits increased $1.0 million from $1.5 million for the nine-month period ended December 31, 2003 to $2.5 million for the year ended December 31, 2004. This increase was a reflection of the higher level of research and development expenditure in 2004 compared to 2003.

Liquidity and Capital Resources

Since its inception, Cyclacel has not generated any significant product revenue and has relied primarily on the proceeds from sales of equity securities to finance its operations and internal growth. Additional funding has come through interest on investments, licensing revenue, government grants and research and development tax credits. Cyclacel has incurred significant losses since its inception. As of December 31, 2005, Cyclacel had an accumulated deficit of $109.0 million.

The following table summarizes our issuances of equity interests for cash, excluding executive and employee compensation, primarily preferred shares, through December 31, 2005:

Series	Date	Number of shares		Gross Proceeds
				(in thousands)
A	May 1997	625,000		$4,099
B (First Closing)	May 1999	1,092,939	(1)	$8,109
B (Second Closing)	August 1999	840,336		$6,432
C	June 2001	4,554,251	(2)	$48,031
D (First Closing)	November 2003	4,088,427		$28,228
D (Second Closing)	January 2004	1,162,068		$8,646

(1)	Includes 220,751 ordinary shares issued on conversion of bridging loans.

(2)	Includes 835,794 preferred ‘‘C’’ shares issued on conversion of 8% secured convertible loan notes.

Cyclacel has also received $3.3 million in government grants since its inception and $10.2 million in research and development tax credits. Cyclacel expects to elect to receive a research and development tax credit of $1.9 million for the year ended September 30, 2005.

At December 31, 2005, Cyclacel had cash and cash equivalents and short-term investments of $13.8 million as compared to $22.9 million at December 31, 2004. This higher balance at December 31, 2004 was primarily due to the receipt of net proceeds of $36.9 million related to the issue and sale of preferred D shares. Short-term investments decreased from $15.2 million at December 31, 2004 to $10.7 million at December 31, 2005. Cash and cash equivalents increased from $4.3 million at December 31, 2003 to $7.8 million at December 31, 2004 due to the funds received from the series D financing offset by additional operating losses and capital equipment purchases.

Net cash used in operating activities decreased $4.5 million from $19.6 million in the year ended December 31, 2004 to $15.1 million in the year ended December 31, 2005. This decrease was due to the reduction in operating losses and working capital movements. Net cash used in operating activities increased $5.2 million from $14.4 million in the nine months ended December 31, 2003 to $19.6 million in the year ended December 31, 2004. This increase was primarily due to additional operating losses.

Net cash provided by investing activities decreased $12.9 million from $15.6 million in the year ended December 31, 2004 to $2.7 million in the year ended December 31, 2005. Net cash used in investing activities increased $43.5 million from $(27.9) million in the nine months ended December 31, 2003 to $15.6 million in the year ended December 31, 2004. Cyclacel’s investment activities in these periods consisted primarily of the investment of proceeds from the sales of preferred shares.

Net cash provided by financing activities increased $1.4 million from $6.9 million in the year ended December 31, 2004 to $8.3 million in the year ended December 31, 2005. Net cash provided by financing activities decreased $19.8 million from $26.7 million in the nine months ended December 31, 2003 to $6.9 million in the year ended December 31, 2004. Cyclacel’s financing activities in these periods consisted primarily of the issuance of preferred shares.

On July 28, 2005, Cyclacel Group plc signed a convertible Loan Note Instrument constituting convertible unsecured loan notes. On July, 28, 2005, it signed as borrower, a Facility Agreement with

Scottish Enterprise, as lender, whereby Scottish Enterprise subscribed for £5 million ($8.8 million) of the convertible loan notes. Upon the completion of the transaction, the convertible loan notes held by Scottish Enterprise converted into 1,231,527 preferred ‘‘D’’ shares in satisfaction of all amounts owed by Cyclacel Group plc under the convertible loan notes. The number of preferred ‘‘D’’ shares of Scottish Enterprise received was calculated by dividing the principal amount outstanding under the loan note by £4.06 or such lesser amounts as equaled the Conversion Rate applicable to the holders of Cyclacel Group plc Preferred ‘‘D’’ shares under the articles of association. Scottish Enterprise retained the ability they had under the Facility Agreement to receive a cash payment should the research operations in Scotland be significantly reduced. However, Cyclacel guaranteed the amount potentially due to Scottish Enterprise which was calculated as a maximum of £5 million less the market value of the shares held (or would have held in the event they dispose of any shares) by Scottish Enterprise at the time of any significant reduction in research facilities during the period ending on July 28, 2010. The intercompany balance between Cyclacel Group plc and Cyclacel was canceled on Cyclacel assuming the guarantee following completion of the transaction with Xcyte.

Private Placement

On April 26, 2006, the Company entered into a Stock and Purchase Agreement pursuant to which it sold to certain investors, for an aggregate purchase price of $45.3 million, 6,428,572 shares of its common stock and warrants to purchase up to 2,571,429 additional shares of its common stock. The purchase price for the common stock and the exercise price for the warrants was $7.00 per share. Investors in the financing paid an additional purchase price equal to $0.125 per warrant or an additional $0.05 for each share underlying the warrants. The warrants were not exercisable until six months after the closing and have an expiration date seven years after closing. No warrants have been exercised as of the date of this report.

Cyclacel was also a party to a long-term debt instrument, a government loan of $441,000 that bore interest at 5% per annum, which was wholly repaid in November 2005. As of December, 2005, Cyclacel had contractual obligations, relating to its facilities and equipment leases as follows:

		Payment Due by Period
Contractual obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
		(in thousand)
Capital lease obligations	$329	$251	$78	$—	$—
Operating lease obligations	$4,041	$791	$1,531	$1,305	$414
Purchase obligations	$1,285	$1,285	$—	$—	$—
	$5,655	$2,327	$1,609	$1,305	$414

Cyclacel also currently has a number of contractual arrangements with its partners under which milestone payments totaling $23.4 million would be payable subject to achievement of all the specific contractual milestones and its decision to continue with these projects. Under these contractual arrangements, Cyclacel makes annual payments that do not and will not exceed $0.1 million.

Disclosure about Market Risk

Cyclacel’s exposure to market risk is limited to interest income sensitivity, which is affected by changes in the general level of U.K. interest rates, particularly because the majority of its investments are in short-term investments. The primary objective of Cyclacel’s investment activities is to preserve principal while at the same time maximizing the income it receives without significantly increasing risk. Cyclacel’s investment portfolio is subject to interest rate risk and will fall in value in the event market interest rates increase. Due to the short duration of its investment portfolio, Cyclacel believes an immediate 10% change in interest rates would not be material to its financial condition or results of operations. Cyclacel does not have any foreign currency or derivative financial instruments.

Critical Accounting Policies

Cyclacel’s discussion and analysis of its financial condition and results of operations are based on its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Cyclacel to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. Cyclacel reviews its estimates on an ongoing basis. Cyclacel bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. While Cyclacel’s significant accounting policies are described in more detail in the notes to its financial statements included in this document, Cyclacel believes the judgments and estimates required by the following accounting policies to be critical in the preparation of its financial statements.

Revenue Recognition

Revenues are earned from collaborative agreements and amounts invoiced to customers in respect of goods supplied. Cyclacel recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin, or SAB, No. 101, Revenue Recognition in Financial Statements, as amended by SAB Nos. 101A, 101B and 104. SAB No. 101 requires that four basic criteria must be met before revenue can be recognized: persuasive evidence an arrangement exists; delivery has occurred or services have been rendered; the fee is fixed and determinable; and collectibility is reasonably assured. Determination of whether persuasive evidence of an arrangement exists and whether delivery has occurred or services have been rendered are based on management’s judgments regarding the fixed nature of the fee charged for research performed and milestones met, and the collectibility of those fees. Should changes in conditions cause management to determine these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

Research and development revenues, which are earned under agreements with third parties for contract research and development activities, are recorded as the related expenses are incurred. Milestone payments are non-refundable and recognized as revenue when earned, as evidenced by achievement of the specified milestones and the absence of ongoing performance obligations. Any amounts received in advance of performance are recorded as deferred revenue. None of the revenues recognized to date are refundable if the relevant research effort is not successful.

Stock-based Compensation

For all financial statements prior to December 31, 2005, Cyclacel accounted for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25 (‘‘APB 25’’), ‘‘Accounting for Stock Issued to Employees ’’, Statement of Financial Accounting Standards No. 123 (‘‘SFAS No. 123’’), ‘‘ Accounting for Stock-Based Compensation ’’ and complied with the disclosure requirements of Statement of Financial Accounting Standards (‘‘SFAS’’) No. 148, ‘‘Accounting for Stock-Based Compensation Transition and Disclosure an Amendment of FASB Statement No. 123’’. Under APB 25, compensation expense is based on the difference, if any, on the date of grant, between the estimated fair value of its ordinary shares and the exercise price. SFAS No. 123 defines a ‘‘fair value’’ based method of accounting for an employee stock option or similar equity investment. On January 1, 2006, Cyclacel adopted SFAS 123R.

Cyclacel accounts for equity instruments issued to non employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (‘‘EITF’’) Issue No. 96-18, ‘‘Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods, or Services’’.

Recent Accounting Pronouncements

In March 2004, the EITF reached a consensus on EITF 03-1, ‘‘The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.’’ EITF 03-1 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS 115 and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In November 2005, the FASB approved the issuance of FASB Staff Position No. 115-1 and FAS 124-1, (The Meaning of Other-Than-Temporary Impairment and it as Application to Certain Investments.’’ The FSP addresses when an investment is considered impaired, whether the impairment is other-than-temporary and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The FSP is effective for reporting periods beginning after December 15, 2005 with earlier application permitted. For Cyclacel, the effective date was the first quarter of 2006. The adoption of this accounting principle did not have a significant impact on our financial position or results of operations.

In December 2004, the FASB issued SFAS 123R, Share-Based Payment (Revised 2004). SFAS 123R establishes standards for the accounting for transactions in which an entity receives employee services in exchange for the entity’s equity instruments or liabilities that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R eliminates the ability to account for share-based compensation using APB 25 and generally requires that such transactions be accounted for using a fair value method. The provisions of this statement are effective for financial statements issued for fiscal years beginning after June 15, 2005 and became effective for the Company beginning with the first quarter of 2006. We adopted SFAS 123R using the modified prospective method with no restatement and recorded the related stock compensation expense commencing January 1, 2006 with respect to the stock options outstanding at December 31, 2005.

The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS 123 to stock based employee compensation arrangements:

	Nine months ended December 31, 2003	Year ended December 31, 2004	Year ended December 31, 2005
	$000	$000	$000
Net loss applicable to Ordinary shareholders, as reported	(19,402)	(33,795)	(29,924)
Add: Stock-based employee compensation included in reported loss	217	279	(334)
Less: Total stock-based employee compensation determined under fair value based method for all awards	(791)	(2,979)	(1,892)
Adjusted net loss	(19,976)	(36,495)	(32,130)
Loss per share	$(2.32)	$(1.86)	$(1.62)

The fair value of each option granted is estimated on the date of grant using the Black Scholes option valuation model with the following weighted average assumptions:

	Nine months ended December 31, 2003	Year ended December 31, 2004	Year ended December 31, 2005
Risk free interest rate	—	4.3%	4.4%
Expected life (in years)	—	3.5	3.0%
Volatility	—	90%	90%
Dividend yield	—	0.00%	0.00%

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, ‘‘Accounting Changes and Error Corrections.’’ This statement replaces APB 20 cumulative effect accounting with retroactive restatement of comparative financial statements. It applies to all voluntary changes in accounting principle and defines ’’retrospective application’’ to differentiate it from restatements due to incorrect accounting. The provisions of this statement are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and has become effective for the Company in 2006. The adoption of this accounting principle would only have a significant impact on our financial position or results of operations if an error is made in future financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes’’, an interpretation of SFAS 109, ‘‘Accounting for Income Taxes’’ (‘‘FIN 48’’), FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 and the Company will adopt FIN 48 as of January 1, 2007. The impact of adopting FIN 48 on the Company’s financial position or results of operations, if any, has not yet been determined.

In September 2006, the FASB issued Statement of Financial Standards No. 157, ‘‘Fair Value Measurements’’ (‘‘SFAS 157’’). SFAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years and will be adopted by the Company as of January 1, 2008. SFAS 157 may impact our balance sheet and statement of operations in areas including the fair value measurements for derivative instruments. The Company is currently reviewing the provisions of SFAS 157 and has not yet determined the effect, if any, that adoption of SFAS 157 will have.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.

Dated: February 12, 2007	By:	/s/ Paul McBarron
Name: Paul McBarron Title: Executive Vice President, Finance & Chief Operating Office